Exhibit 99.2

                    CONSENT OF NORMAN G. EINSPRUCH

     The undersigned, a nominee for director of Capital Factors Holding, Inc., a Florida corporation (the "Company"), hereby (i) consents to being nominated for the position of director of the Company and agrees to serve as such if elected, and (ii) consents to being named as a prospective director and/or director nominee in the Company's Registration Statement on Form S-1 relating to the Company's initial public offering of its common stock, and in the Prospectus contained therein proposed to be circulated in connection with such offering, and in all amendments thereto.

Executed this 14th day of June 1996.

                                            /s/ NORMAN G. EINSPRUCH
                                            -----------------------------
                                                Norman G. Einspruch